Putnam Equity Income Fund
11/30/06 Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended November 30, 2006, Putnam Management has assumed $51,893 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

Item 61 Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72DD1 (000s omitted)

Class A	 	$37,178
Class B          4,877
Class C		    693

72DD2 (000s omitted)

Class M		   $530
Class R		     37
Class Y		  5,626

73A1

Class A		$0.262
Class B 		 0.128
Class C		 0.133

73A2

Class M 		$0.175
Class R		 0.222
Class Y		 0.305

74U1 (000s omitted)

Class A		 157,480
Class B		  34,821
Class C		   5,624

74U2 (000s omitted)

Class M		   3,266
Class R			216
Class Y		  17,141


74V1

Class A		$17.35
Class B		 17.18
Class C		 17.24

74V2

Class M		$17.21
Class R		 17.29
Class Y		 17.36


Additional Information About Errors and Omissions PolicyItem 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.